Exhibit 5.1
October 28, 2010
Jones Soda Co.
234 Ninth Avenue North
Seattle, Washington 98109
Ladies and Gentlemen:
     We have acted as counsel for Jones Soda Co., a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-166556) (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the prospectus dated June 11, 2010 (the “Base Prospectus”), and the prospectus supplement dated October 28, 2010 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of 948,475 shares of its common stock, no par value (the “Shares”), to Glengrove Small Cap Value, Ltd. (“Glengrove”) in settlement of a draw down notice delivered by the Company to Glengrove, as described in the Registration Statement, the Base Prospectus and the Prospectus Supplement, pursuant to a Common Stock Purchase Agreement dated as of June 11, 2010, between the Company and Glengrove, a copy of which is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2010 (the “Purchase Agreement”). In connection with this opinion, we have examined and relied upon the Registration Statement, the Base Prospectus and the Prospectus Supplement and the Company’s Articles of Incorporation and Bylaws, each as in effect on the date hereof, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Base Prospectus and the Prospectus Supplement will be validly issued, fully paid and nonassessable.
     This opinion is limited to matters governed by the Washington Business Corporation Act.
     We hereby consent to reference to our firm under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
/s/ PERKINS COIE LLP